EXHIBIT 10.22

Amendment No. 3

to the

United States Reseller Agreement

between

Sycamore Networks, Inc.

and

Sprint Communications Company, L.P. Government Systems Division

This Amendment No. 3 (the “Amendment”), effective as of June 15, 2005 (the “Effective Date”), to the United States Reseller Agreement by and between Sycamore Networks, Inc. (“Sycamore”) and Sprint Communications Company, L.P. (“Sprint”) which agreement is dated January 6, 2004, as amended (the “Reseller Agreement”). Sycamore and Sprint are collectively referred to herein as the “Parties.”

WHEREAS, Attachment I-1 to the Reseller Agreement contains all of the terms and conditions that apply to the sale and licensing of Software Maintenance Services, Hardware Maintenance Services, training, Equipment/Hardware and Software that Sycamore offers to Sprint under the Reseller Agreement;

WHEREAS, under the terms and conditions of the Agreement Sycamore offers Software Maintenance Service contracts to Sprint on an annual basis and such annual contracts are priced as a percentage of Software license price; and

WHEREAS, the Parties wish to amend Attachment I-1 to set out a method for the ordering and payment of Software Maintenance Services; and

WHEREAS, there are no deletions from Attachment I-1 by this Amendment.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to modify the Reseller Agreement as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have such meaning as set forth in the Reseller Agreement.

2. The “True-Up Date” is [*].

3. Orders for Software Maintenance Service can be i) for a pro-rated term of less than one year, if the start date of the Software Maintenance Service is not [*], or ii) for an annual term, if the start date of the Software Maintenance Service is [*].

4. True-Up Date orders for Software Maintenance Service. Approximately [*] before the True-Up Date Sycamore shall provide Sprint with a quotation combining all of the pro-rated term and annual term Software Maintenance Service contracts that Sprint has indicated that it wishes to renew for an additional annual term. For Software Maintenance Service that it wishes

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

to renew on the True-Up date, Sprint shall provide Sycamore with a purchase order prior to the True-Up date.

5. Invoicing and Payment. Sycamore shall invoice for all Software Maintenance Service orders upon receipt of a valid Sprint purchase order. Sprint shall pay invoices for Software Maintenance Service upon receipt of a correct invoice from Sycamore.

6. No Termination for Convenience. Termination for convenience is not permitted for Software Maintenance Service contracts.

7. In the event of a conflict between the terms and conditions of this Amendment and the Reseller Agreement, this Amendment shall prevail. Except as expressly modified in this Amendment, all other terms and conditions of the Reseller Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed in duplicate by their respective, duly authorized representatives:

SYCAMORE NETWORKS, INC.	SPRINT COMMUNICATIONS COMPANY, L.P.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.